EXHIBIT 2.1

STATE OF MICHIGAN
MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES
CORPORATION, SECURITIES & LAND DEVELOPMENT BUREAU
LANSING, MICHIGAN

ARTICLES OF INCORPORATION

of

MLM HOLDINGS, INC.

          These Articles of Incorporation are signed by the incorporator for the purpose of forming a profit corporation pursuant to the provisions of the Michigan Business Corporation Act, being Act 284 of the Public Acts of 1972, as amended ("Act") as follows:

Article 1

Name

          The name of the corporation is MLM Holdings, Inc. ("Corporation").

Article 2

Purpose

          The purpose or purposes for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Act.

Article 3

Authorized Shares

          The total authorized shares of the Corporation is Sixty Thousand (60,000) shares of common stock, without par value. All of the authorized shares are of the same class, with equal voting powers, each share being equal to every other share.

Article 4

Registered Office and Resident Agent

          The street address and mailing address of the Corporation's initial registered office and the name of the Corporation's initial resident agent at that address are:

Name of Resident Agent:	Stephen M. Tuuk

Street Address and
Mailing Address	161 Ottawa Avenue, N.W.
of Registered Office:	Grand Rapids, Michigan 49503

Article 5

Incorporator

          The name and address of the incorporator is:

          Name of Incorporator: Charles E. Scholl

Residence or Business Address:	Miller, Johnson, Snell & Cummiskey, PLC 800 Calder Plaza Building Grand Rapids, Michigan 49503

Article 6

Personal Liability of Directors

          A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for any of the following:

          (a)          any breach of the director's duty of loyalty to the Corporation or its shareholders;

          (b)          any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

          (c)          a violation of Section 551(1) of the Act;

          (d)          a transaction from which the director derived an improper personal benefit; or

          (e)          an act or omission occurring before the effective date of these Articles of Incorporation.

          Any repeal, amendment or other modification of this Section shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or other modification. If the Act is amended after this Section becomes effective to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the Act as so amended.

Article 7

Action by Written Consent

          Any action required or permitted by the Act, these Articles or the Bylaws of the corporation to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares have not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within sixty (60) days after the record date for determining shareholders entitled to express consent to or to dissent from the proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

Article 8

Compromises and Reorganizations

          When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the sate, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class or creditors, or of the shareholders or class of shareholders, to be affected by the proposed compromise or arrangement or reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on this corporation.

Article 9

Majority Vote Required

          Any action to be taken by the shareholders or directors of the Corporation shall require the affirmative vote of a majority: i.e., of the issued and outstanding shares of the Corporation entitled to vote, or of the directors present and voting, as the case may be.

Article 10

Merger and Dissolution

          The Corporation shall not merge with another corporation, agree to a share exchange, sell, lease, exchange or otherwise dispose of all, or substantially all of its assets, other than in the usual and regular course of its business, or voluntarily dissolve and liquidate its assets, without the affirmative vote of written consent of the holders of a majority of the issued and outstanding shares entitled to vote thereon.

Article 11

Indemnification

          The Corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by the Act.

Article 12

Amendment

          The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation and to add additional articles hereto in the manner now or hereafter prescribed by statute and all right conferred upon shareholders are granted subject to this reservation. Except to the extent that a greater voting requirement is specified by a provision of the Act, these Articles of Incorporation may be amended only by the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of the Corporation entitled to vote.

Article 13

Duration of Corporation

          The duration of the Corporation is perpetual.

Article 14

Effective Date

          The effective date of these Articles of Incorporation shall be the date they are filed with the Michigan Department of Commerce, Corporation and Securities Bureau, Corporation Division.

          The undersigned, being the sole incorporator of MLM Holdings, Inc., has signed these Articles of Incorporation on December 13, 1996.

/s/ Charles E. Scholl
Charles E. Scholl, Incorporator

Prepared by and After
Filing Return To:

Charles E. Scholl, Esq.
Miller, Johnson, Snell & Cummiskey, PLC
800 Calder Plaza Building
Grand Rapids, MI 49503
[616] 831-1750